Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of this 23rd day of December, 2002, between SUN BANCORP, INC. (“Corporation”), a Pennsylvania business corporation having a place of business at 2-16 South Market Street, Selinsgrove, Pennsylvania 17870, SUN BANK (“Bank”), a Pennsylvania chartered banking institution having a place of business at 2-16 South Market Street, Selinsgrove, Pennsylvania 17870, MID-PENN INSURANCE ASSOCIATES, INC. (“Agency”), a Pennsylvania business corporation having a place of business at 51 South Fourth Street, Sunbury, Pennsylvania 17801 and CHRISTOPHER J. FELLON (“Executive”), an individual whose address is R.R. #1, Box 282F, Northumberland, Pennsylvania 17857 (collectively, the “Parties” and, individually, sometimes a “Party”).

WHEREAS, Corporation is a registered bank holding company;

WHEREAS, Corporation and Agency have executed an agreement for Corporation to acquire Agency;

WHEREAS, Agency will be a subsidiary of Corporation or Bank;

WHEREAS, any reference solely to Corporation in this Agreement shall mean Corporation, Bank or Agency;

WHEREAS, Corporation, Bank and Agency desire to employ Executive to serve in the capacity of Vice President and Vice President, Sales of Agency under the terms and conditions set forth in this Agreement; and

WHEREAS, Executive desires to accept employment with Corporation, Bank and Agency under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.                                       Employment.   Corporation, Bank and Agency hereby employ Executive and Executive hereby accepts employment with Corporation, Bank or Agency, on the terms and conditions set forth in this Agreement.

2.                                       Duties and Position of Executive.  Executive shall perform and discharge well and faithfully such duties as an executive officer of Agency as may be assigned to Executive from time to time by the Board of Directors of Corporation.  Executive shall be employed as Vice President and Vice President, Sales of Agency, and shall hold such other titles as may be given to him from time to time by the Board of Directors of Corporation.

3.                                       Engagement in Other Employment.  Executive shall devote his full time, attention and energies to the business of Corporation, Bank and Agency during the Employment Period (as defined in Section 4(a) of this Agreement); provided, however, that this Section 3 shall not be construed as preventing Executive from (a) investing Executive’s personal assets in enterprises that do not compete with Corporation, Bank and Agency or any of their subsidiaries or affiliates, (b) being involved in any charitable or civic activity, or (c) being involved in any other activity with the prior approval of the Boards of Directors of Corporation, Bank and Agency.  The Executive shall not engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of Corporation, Bank, Agency or any of their subsidiaries or affiliates, nor may the Executive serve as a director or officer or in any other capacity in a company which competes with Corporation,

Bank, Agency or any of their subsidiaries or affiliates.  Notwithstanding any other provision of this Agreement, Executive shall be permitted to form, own and operate an insurance agency for the sole purpose of marketing and selling property, casualty and accident insurance products offered by the Brotherhood Mutual Insurance Company, or any other Church insurance carriers in the event that Agency can no longer maintain a relationship with Brotherhood Mutual Insurance Company, consistent with Agency’s past practices, to Churches.  Executive will direct any inquiries for insurance received from any individuals or entities, other than Churches, to Agency.  For purposes of this Agreement, a “Church” shall mean an entity that qualifies as an exempt organization organized and operated exclusively for religions purposes, pursuant to Section 501(c)(3) of the Internal Revenue Code.

4.                                       Term of Agreement.

(a)                                  Employment Period.  This Agreement shall be for a three (3) year period (the “Employment Period”) beginning on the date first mentioned above, and if not previously terminated pursuant to the terms of this Agreement, the Employment Period shall end three (3) years later.

(b)                                 Cause.  Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors of Corporation to Executive.  As used in this Agreement, the term “Cause” shall mean any of the following:

(i)	Executive’s conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive;

(ii)

Executive’s failure to follow the good faith lawful instructions of the Board of Directors of Corporation with respect to its operations, after notice from Corporation, and a failure to cure such violation within twenty (20) days of said notice;

(iii)

the willful failure by the Executive to substantially perform his duties hereunder, other than a failure resulting from Executive’s incapacity because of physical or mental illness, as provided in Section 4(d) of this Agreement, after notice from the Corporation and a failure to cure such violation within twenty (20) days of said notice;

(iv)	Executive’s intentional violation of the provisions of this Agreement, after notice from Corporation, and a failure to cure such violation within twenty (20) days of said notice;

(v)	dishonesty or gross negligence of the Executive in the performance of his duties;

(vi)	conduct on the part of the Executive which brings public discredit to Corporation as determined by a vote of two-thirds (2/3) of the Board of Directors of Corporation;

(vii)	Executive’s breach of fiduciary duty involving personal profit;

(viii)	Executive’s violation of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority;

(ix)	Executive’s unlawful discrimination, including harassment, against Corporation’s employees, customers, business associates, contractors or visitors;

(x)	Executive’s theft or abuse of Corporation’s property or the property of Corporation’s customers, employees, contractors, vendors or business associates;

(xi)	any final removal or prohibition order to which the Executive is subject, by a federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act;

(xii)	any act of fraud or misappropriation by Executive;

(xiii)

intentional misrepresentation of a material fact, or intentional omission of information necessary to make the information supplied not materially misleading, in an application or other information provided by the Executive to Corporation or any representative of Corporation in connection with the Executive’s employment with Corporation, Bank and Agency;

(xiv)	direction or recommendation of a state or federal bank regulatory authority to remove the Executive from his position with Corporation, as identified herein;

(xv)	the willful engaging by the Executive in misconduct injurious to Corporation, after notice from Corporation, and a failure to cure such conduct within twenty (20) days of said notice; or

(xvi)

willful and serious violation(s) by Executive of the Bank’s “Core Values,” and a failure to cure such violation(s) within twenty (20) days after notice by Corporation; if the violation is so serious that an attempt to cure would be fruitless, no notice need be given by the Corporation.

(xvii)

the existence of any material conflict between the interests of Corporation and the Executive that is not disclosed in writing by the Executive to Corporation, Bank and Agency and approved in writing by the Boards of Directors of Corporation, Bank and Agency and, after notice from Corporation, a failure to cure such conflict within twenty (20) days of said notice.

If this Agreement is terminated for Cause, all of Executive’s rights under this Agreement shall cease as of the effective date of such termination and all of Corporation, Bank, and Agency’s compensation and employment obligations under this Agreement shall terminate.

(c)                                  Notwithstanding the provisions of Section 4(a) of this Agreement, all of Corporation, Bank and Agency’s obligations under this Agreement shall terminate automatically upon Executive’s voluntary termination of employment.

(d)                                 Disability.  Notwithstanding the provisions of Section 4(a) of this Agreement, if, as a result of physical or mental injury or impairment, Executive is unable to perform all of the essential job functions of his position on a full time basis, taking into account any reasonable accommodation required by law, and without posing a direct threat to himself and others, for a period up to one hundred eighty (180) days, all obligations of Corporation, Bank and Agency to pay Executive the compensation as set forth in this Agreement are suspended.  Any paid time off, sick leave, or short term disability pay Executive may be entitled to receive, pursuant to an established disability plan or program of the Agency, Bank and/or Corporation, if any exists, shall be considered part of the compensation Executive shall receive while disabled, and shall not be in addition to the compensation received by Executive under this provision of the Agreement.  Executive further agrees that should he remain unable to perform all of the essential functions of his position on a full time basis, taking into account any reasonable accommodation required by law, and without posing a direct threat to himself or others, after one hundred eighty (180) days, the Agency, Bank and Corporation will suffer an undue hardship by continuing Executive in his position.  Upon this event, all compensation and employment obligations of the Agency, Bank and Corporation under this Agreement shall cease (except Executive’s rights under the Corporation’s then existing short term and/or long term disability plans, if any), and this Agreement shall terminate.

(e)                                  Death.  Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s death and Executive’s rights under this Agreement shall cease as of the date of such termination.

5.                                       Employment Period Compensation.

(a)                                  Annual Incentive Compensation.  For services performed by Executive under this Agreement, Corporation shall pay Executive Incentive Compensation based on commissions that Agency receives from insurance companies as a result of new business or renewal business that Executive produces.  Specifically, Executive will receive incentive compensation equal to thirty-five percent (35%) of the commissions that Agency receives from insurance companies on new business produced by Executive.  For purposes of this agreement, new business means “new lines of coverage or policy types for existing and new customers.”  Executive will receive incentive compensation equal to twenty-five percent (25%) of the renewal commissions that Agency receives from insurance companies on renewal business for accounts where Executive originally produced the new business and the Shipman book of business.  For purposes of this agreement, renewal business means “business related to the renewal of insurance policies for existing customers.”  Executive will receive incentive compensation equal to twenty percent (20%) of the renewal commissions that Agency receives from insurance companies on renewal business that was from the Hopple book of business or from future assignments of business to Executive, as opposed to accounts where Executive originally produced the new business.  Notwithstanding any other provisions in this Section 5(a), Executive will receive incentive compensation equal to thirty percent (30%) of commissions that Agency receives from insurance companies on new sales and renewals of accident and health insurance policies for existing and new customers.  Corporation may, from time to time, increase Executive’s Annual Incentive Compensation, and any and all such increases shall be deemed to constitute amendments to this Section 5(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of Corporation or any committee of such Board in the resolutions authorizing such increases.

 (b)                              Vacations.  During the term of this Agreement, Executive shall be entitled to a total of five (5) weeks of paid annual vacation and sick leave, in accordance with the policies as established from time to time by the Board of Directors of Corporation, Bank and Agency.  However, Executive shall not be entitled to receive any additional compensation from Corporation for failure to take a vacation, nor shall Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of Corporation.

(c)                                  Employee Benefit Plans.  During the term of this Agreement, Executive shall be entitled to participate in and receive the benefits of any Employee Benefit Plan currently in effect at Corporation, until such time that the Board of Directors of Corporation authorizes a change in such benefits.  Executive shall also be entitled to participate in any stock option and profit sharing plans that Corporation may have in effect, subject to the terms and conditions of those plans.

(d)                                 Business Expenses.  During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, which expenses are properly accounted for, in accordance with the policies and procedures established by the Board of Directors of Corporation for its executive officers.

(e)                                  Automobile.  During the term of this Agreement, Executive shall be provided with use of an automobile, no more than three (3) years old and with a value of $30,000 - $35,000.  All maintenance, including gas, repairs and registration of said vehicle, will be the responsibility of Corporation.  The Executive’s family, in addition to Executive, shall be permitted to use the automobile provided under this Agreement for personal use.  The Executive will be responsible for recording and reporting mileage for personal use for tax purposes.

(f)                                    Cell Phone.  During the term of this Agreement, the Executive shall be provided with use of a cell phone.  All maintenance and/or service contracts associated with said cell phone shall be the responsibility of the Corporation.

6.                                       Rights in Event of Termination of Employment.

(a)                                  In the event that Executive’s employment is involuntarily terminated by Corporation without Cause, Corporation shall pay Executive an amount equal to one (1) times the average of the Executive’s annual compensation (base salary and cash incentive compensation) for the three (3) previous calendar years or the period of time that Executive was employed under this Agreement, whichever is less, which amount shall be payable in twelve (12) equal monthly installments.  In addition, Executive shall be entitled to a continuation of health, accident, life and disability insurance benefits for twelve (12) months or until Executive secures substantially similar benefits through other employment, whichever shall first occur.  However, if the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Code Section 4999, such payments shall be retroactively (if necessary) reduced to the extent necessary to avoid such imposition.  Upon written notice to Executive, together with calculations of Corporation’s independent auditors, Executive shall remit to Corporation the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax.  Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Code, then Corporation shall be required only to pay to Executive the amount determined to be deductible under Section 280G.

(b)                                 The amounts payable pursuant to this Section 6 shall constitute Executive’s sole and exclusive remedy in the event of involuntary termination, without cause, of Executive’s employment by Corporation.

(c)                                  In the event that Executive voluntarily terminates his employment all of Executive’s rights under this Agreement shall cease as of the effective date of termination and all of Corporation, Bank and Agency’s compensation and employment obligations under this Agreement shall terminate.

7.                                       Restrictive Covenant.

(a)                                  Executive hereby acknowledges and recognizes the highly competitive nature of the business of Corporation, Bank and Agency and, accordingly, agrees that, beginning on the date first mentioned above and continuing until the third anniversary date of the effective date of termination of Executive’s employment with Corporation, Bank and Agency, Executive shall not:

(i)                                     except for Corporation, Bank, Agency or their subsidiaries of affiliates, be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the insurance banking or financial services industry (including bank holding company), or (2) any other activity in which Corporation, Bank, Agency or any of their subsidiaries or affiliates are engaged during the Employment Period, in any county in which, at any time during the Employment Period or on the date of termination of the Executive’s employment, a branch, office or other facility of Corporation, Bank, Agency or any of their subsidiaries or affiliates is located (the “Non-Competition Area”); or

(ii)                                  provide financial or other assistance to any person, firm, corporation, or enterprise engaged in (1) the insurance, banking or financial services industry (including bank holding company), or (2) any other activity in which Corporation, Bank, Agency or any of their subsidiaries or affiliates are engaged during the Employment Period in the Non-Competition Area; or

(iii)                               directly or indirectly contact, solicit or induce any person, corporation or other entity who or which is a customer or referral source of Corporation, Bank, Agency or any of their subsidiaries or affiliates, during the term of Executive’s employment or on the date of termination of Executive’s employment to be a customer or referral source of any person or entity other than Corporation, Bank, Agency or their subsidiaries or affiliates; or

(iv)                              directly or indirectly solicit, induce or encourage any employee of Corporation, Bank, Agency or any of their subsidiaries or affiliates, who is employed during the term of Executive’s employment or on the date of termination of Executive’s employment, to leave the employ of Corporation, Bank, Agency or their subsidiaries or affiliates, or to seek, obtain or accept employment with any person or entity other than Corporation, Bank, Agency or their subsidiaries or affiliates.

(b)                                 It is expressly understood and agreed that, although Executive, Corporation, Bank and Agency consider the restrictions contained in Section 7(a) reasonable for the purpose of preserving for Corporation, Bank, Agency and their subsidiaries or affiliates, their good will and other proprietary rights, if a final judicial determination is made, by a court or arbitration panel having jurisdiction, that the time or territory or any other restriction contained in Section 7(a) is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 7(a) shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)                                  Notwithstanding any other provision of this Agreement, Executive shall be permitted to form, own and operate an insurance agency for the sole purpose of marketing and selling property, casualty and accident insurance products offered by the Brotherhood Mutual Insurance Company, or any other Church insurance carriers in the event that Agency can no longer maintain a relationship with Brotherhood Mutual Insurance Company, consistent with Agency’s past practices, to Churches.  Executive will direct any inquiries for insurance received from any individuals or entities, other than Churches, to Agency.  For purposes of this Agreement, a “Church” shall mean an entity that qualifies as an exempt organization organized and operated exclusively for religions purposes, pursuant to Section 501(c)(3) of the Internal Revenue Code.

8.                                       Unauthorized Disclosure.  During the term of his employment hereunder, or at any later time, the Executive shall not, without the written consent of the Board of Directors of Corporation or a person authorized thereby, knowingly disclose to any person, other than an employee of the Corporation or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of Corporation, any material confidential information obtained by him while in the employ of Corporation with respect to any of the services, products, improvements, formulas, designs or styles, processes, customers, customer lists, methods of business or any business practices of Corporation, Bank, Agency or their subsidiaries or affiliates, the disclosure of which could be or will be damaging to Corporation, Bank, Agency or their subsidiaries or affiliates; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by Corporation, Bank, Agency or their subsidiaries or affiliates or any information that must be disclosed as required by law.

9.                                       Work Made for Hire.  Any work performed by the Executive under this Agreement should be considered a “Work Made for Hire” as that phrase is defined by the U.S. patent laws and shall be owned by and for the express benefit of Corporation, Bank, Agency and their subsidiaries and affiliates.  In the event it should be established that such work does not qualify as a Work Made for Hire, the Executive agrees to and does hereby assign to Corporation, Bank, Agency and their affiliates and subsidiaries, all of his rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and proprietary rights.  Executive further agrees that any business that he generates, produces or sells during his employment is the exclusive business of Corporation, Bank and Agency and Executive has no individual rights to or ownership of such business.

10.                                 Return of Company Property and Documents.  The Executive agrees that, at the time of termination of his employment, regardless of the reason for termination, he will deliver to Corporation, Bank, Agency and their subsidiaries and affiliates, any and all company property, including, but not limited to, automobiles, keys, security codes or passes, mobile telephones, pagers, computers, devices, confidential information, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by the Executive during the course of his employment.

11.                                 Resignation as Director.  Executive agrees that in the event that this Agreement or his employment under this Agreement is terminated, Executive shall resign as a director of Corporation, Bank, Agency or any of their affiliates or subsidiaries, if he is then serving as a director of any such entities.

12.                                 Notices.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows (or to such other addresses provided by a party to the other parties in writing):

If to the Executive:	Mr. Christopher J. Fellon
R.R. #1, Box 282F
Northumberland, Pennsylvania 17857

If to the Agency:	Board of Directors
Mid-Penn Insurance Associates, Inc.
51 South Fourth Street
Sunbury, Pennsylvania 17801

If to the Bank:	Mr. Robert J. McCormack
President & CEO
Sun Bank
2-16 South Market Street
Selinsgrove, Pennsylvania 17870

If to the Corporation:	Mr. Robert J. McCormack
President & CEO
Sun Bancorp, Inc.
2-16 South Market Street
Selinsgrove, Pennsylvania 17870

13.         Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board of Directors of Corporation, Bank and Agency.  No waiver by either party, at any time, of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  Notwithstanding this Section 13, a promotion of Executive in accordance with Section 2 of this Agreement shall not constitute a breach of this Agreement or require an amendment in writing.

14.         Assignment.  This Agreement shall not be assignable by any party, except by Corporation to any successor in interest to its respective businesses.

15.         Entire Agreement.  This Agreement contains the entire agreement of the parties relating to the employment of Executive and supersedes any and all agreements, either oral or in writing, between the parties with regard to the employment of Executive by Corporation.

16.         Successors; Binding Agreement.

(a)                                  Corporation, Bank and Agency will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of Corporation, Bank and Agency to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Corporation, Bank and Agency would be required to perform it if no such succession had taken place.

(b)                                 This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.  If Executive should die following termination of Executive’s employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.

17.                                 Arbitration.   Corporation, Bank, Agency and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement (except for any enforcement sought with respect to Sections 7, 8, 9, or 10, which may be litigated in court), lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time.  Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution, in Philadelphia, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”).  Corporation or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules.  Corporation and Executive may, as a matter or right, mutually agree on the appointment of a particular arbitrator from the Association’s pool.  The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania, but shall be bound by the substantive law applicable to this Agreement.  The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction.  Following written notice of a request for arbitration, Corporation, Bank, Agency and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein or any enforcement sought with respect to Sections 7, 8, 9, or 10.

18.                                 Attorney’s Fees and Costs.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, each party shall bear his or its own attorney’s fees, costs, and expenses incurred in connection with the litigation, unless mandated by statute.

19.                                 Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

20.                                 Applicable Law.  This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

21.                                 Headings.  The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	SUN BANCORP, INC.

/s/ Thomas W. Bixler	/s/ Robert J. McCormack
Robert J. McCormack
President & CEO

ATTEST:	SUN BANK

/s/ Thomas W. Bixler	/s/ Robert J. McCormack
Robert J. McCormack
President &CEO

ATTEST:

/s/ Cheryl A. Zellers	/s/ Daniel R. Geise
MID-PENN INSURANCE
ASSOCIATES, INC.

	Daniel R. Geise	(print name)
	President	(print title)

WITNESS:	EXECUTIVE

/s/ Cheryl A. Zellers	/s/ Christopher J. Fellon
Christopher J. Fellon